Exhibit 99.1

News Release

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE

Contact: Gregory Hunt

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2010 Second Quarter Results

South Deerfield, MA – August 12, 2010 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the second quarter ended July 3, 2010. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the second quarter of 2010 were $125.4 million, a 5.5% increase from the prior year second quarter. Sales in the Company’s wholesale business were $53.7 million, an increase of 5.8% versus the prior year second quarter. Retail sales were $71.7 million, an increase of $3.6 million or 5.2% from the second quarter of fiscal 2009.

The Company incurred a net loss of $10.2 million for the second quarter of 2010 compared to a net loss of $12.5 million, for the second quarter of 2009.

The Company presents EBITDA (earnings/loss from continuing operations before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the second quarter of 2010 increased by 2.5% to $16.3 million, or 13.0% of sales, compared to $15.9 million, or 13.4% of sales for the prior year second quarter. Adjusted EBITDA for the second quarter of 2010 increased slightly to $17.8 million as compared to Adjusted EBITDA for the prior year second quarter of $17.7 million. Reconciliations of second quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are included at the end of this press release.

“The retail environment was considerably more challenging in the second quarter than in the first, as the consumer became increasingly cautious,” said Harlan Kent, the Company’s Chief Executive Officer.

“Despite this difficult environment, our Retail and Wholesale businesses were each able to deliver positive year over year sales growth in the second quarter which, coupled with our continued focus on productivity and cost management initiatives, allowed us to deliver slightly increased Adjusted EBITDA versus the prior year quarter.”

Second Quarter Highlights:

•

Retail sales were $71.7 million, an increase of $3.6 million or 5.2% from the second quarter of fiscal 2009, driven primarily by increased sales at retail stores opened after the second quarter of 2009 and an increase in sales in our Yankee Candle Fundraising business.

•

Comparable sales in the 473 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year decreased by 3.1%, while the Consumer Direct business increased by 12.6% over the prior year second quarter. Total retail comparable sales, including the Consumer Direct business, decreased by 1.9% compared to the prior year second quarter.

•

Wholesale sales were $53.7 million in the second quarter, an increase of $3.0 million or 5.8% from the prior year second quarter. The increase was driven primarily by an increase in sales in our International business (consisting of our European operations and International distributors).

Six Months Ended July 3, 2010 Highlights:

•

Retail sales were $145.4 million, an increase of $12.7 million or 9.6% from the first six months of fiscal 2009, driven primarily by an increase in new stores opened after the second quarter of 2009, an increase in comparable store sales and an increase in sales in our Yankee Candle Fundraising business. Comparable store sales increased by 2.9% over the prior year period. Total retail comparable sales, including the Consumer Direct business, increased by 3.5% compared to the prior year.

•

Wholesale sales were $121.0 million for the first six months of fiscal 2010, an increase of $15.6 million or 14.8% from the first six months of fiscal 2009. The increase was driven primarily by an increase in sales in our International business (consisting of our European operations and International distributors) coupled with increased sales to existing domestic wholesale accounts driven by the continued momentum of our Target business.

“We are encouraged by the solid overall performance of our businesses in the first half of 2010 in the face of a consumer environment that continues to be challenged,” said Mr. Kent. “Given the recent trends in macro-economic and retail conditions we continue to be cautious and will plan our business and spending prudently as we approach the busy Fall and Holiday seasons. We believe we are well positioned to capitalize on any increase in consumer spending and to grab more than our fair share of the consumer’s wallet in the second half of the year.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss its second quarter results. The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600. When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q2 2010 Yankee Candle Earnings Conference Call). This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 40-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 20,700 store locations, a growing base of Company owned and operated retail stores (503 Yankee Candle Stores located in 43 states as of July 3, 2010), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 4,100 store locations and distributors covering a combined 46 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2010, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended July 3, 2010			Thirteen Weeks Ended July 4, 2009
Sales:
Retail	$71,693	57.19%		$68,133	57.33%
Wholesale	53,675	42.81%		50,720	42.67%

Total sales	125,368	100.00%		118,853	100.00%
Cost of sales	55,687	44.42%		51,532	43.36%

Gross profit	69,681	55.58%		67,321	56.64%

Selling expenses:
Retail	39,148	54.61	%(A)	37,753	55.41	%(A)
Wholesale	9,110	16.97	%(B)	7,631	15.05	%(B)

Total selling expenses	48,258	38.49%		45,384	38.18%

General & administrative expenses	13,952	11.13%		15,339	12.91%
Restructuring charge	29	0.02%		227	0.19%

Income from operations	7,442	5.94%		6,371	5.36%
Interest income	—	0.00%		(1)	0.00%
Interest expense	18,462	14.73%		21,824	18.36%
Other expense	4,751	3.79%		39	0.03%

Loss before benefit from income taxes	(15,771)	-12.58%		(15,491)	-13.03%
Benefit from income taxes	(5,621)	-4.48%		(7,050)	-5.93%

Loss from continuing operations	(10,150)	-8.10%		(8,441)	-7.10%
Loss from discontinued operations, net of income taxes	(38)	-0.03%		(4,081)	-3.43%

Net loss	$(10,188)	-8.13%		$(12,522)	-10.54%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Twenty-Six Weeks Ended July 3, 2010			Twenty-Six Weeks Ended July 4, 2009
Sales:
Retail	$145,388	54.59%		$132,684	55.73%
Wholesale	120,954	45.41%		105,387	44.27%

Total sales	266,342	100.00%		238,071	100.00%

Cost of sales	117,998	44.30%		103,299	43.39%

Gross profit	148,344	55.70%		134,772	56.61%

Selling expenses:
Retail	79,172	54.46	%(A)	74,966	56.50	%(A)
Wholesale	18,654	15.42	%(B)	15,657	14.86	%(B)

Total selling expenses	97,826	36.73%		90,623	38.07%

General & administrative expenses	30,630	11.50%		30,702	12.90%
Restructuring charge	829	0.31%		975	0.41%

Income from operations	19,059	7.16%		12,472	5.24%
Interest income	—	0.00%		(11)	0.00%
Interest expense	38,270	14.37%		43,539	18.29%
Other expense	9,483	3.56%		1,475	0.62%

Loss before benefit from income taxes	(28,694)	-10.77%		(32,531)	-13.66%
Benefit from income taxes	(10,298)	-3.87%		(14,144)	-5.94%

Loss from continuing operations	(18,396)	-6.91%		(18,387)	-7.72%
Loss from discontinued operations, net of income taxes	(294)	-0.11%		(5,623)	-2.36%

Net loss	$(18,690)	-7.02%		$(24,010)	-10.09%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 3, 2010	January 2, 2010
ASSETS
Current Assets:
Cash	$1,452	$9,095
Accounts receivable, net	30,129	43,928
Inventory	83,650	59,530
Prepaid expenses and other current assets	23,419	12,094
Deferred tax assets	12,286	11,208

Total Current Assets	150,936	135,855
Property and Equipment, net	122,992	124,768
Marketable Securities	1,231	1,168
Deferred Financing Costs	16,844	18,731
Other Assets	932,137	938,558

Total Assets	$1,224,140	$1,219,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$20,270	$21,648
Accrued payroll	7,631	15,613
Other accrued liabilities	62,847	63,450

Total Current Liabilities	90,748	100,711
Deferred Compensation Obligation	1,325	1,369
Long-Term Debt	1,017,125	989,125
Deferred Rent	10,900	10,643
Deferred Tax Liabilities	92,825	91,706
Other Long-Term Liabilities	3,660	2,283
Stockholders’ Equity	7,557	23,243

Total Liabilities And Stockholders’ Equity	$1,224,140	$1,219,080

Yankee Holding Corp.

July 3, 2010 Earnings Release

Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	5 (5)	5 (5)	503
Wholesale Customer Locations - North America	(101)	1,528	20,694
Wholesale Customer Locations - Europe	93	430	4,070
Square Footage - Gross	7,610	7,538	970,133
Square Footage - Selling	4,981	5,042	749,286
Total Comp Stores & Consumer Direct Sales Change %	-1.9%	3.5%
YCC Retail Comp Store Count	473	473	473
Sales per Square Foot (1)		$523
Store Count		477
Average store square footage, gross (2)		1,637
Average store square footage, selling (2)		1,251
Gross Profit (3)
Retail $	$45,150	$93,512
Retail %	63.0%	64.3%
Wholesale $	$24,532	$54,834
Wholesale %	45.7%	45.3%

Segment Profit (3)
Retail $	$6,002	$14,340
Retail %	8.4%	9.9%
Wholesale $	$15,422	$36,180
Wholesale %	28.7%	29.9%

Depreciation & Amortization (3)	$10,471	$21,175
Inventory per Store		$26,821
Inventory Turns (4)		3.5
Capital Expenditures (3)	$5,068	$9,584

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.
(2)	Excludes S. Deerfield/Williamsburg Flagships.
(3)	Dollars in thousands.
(4)	Based on a 13 month average inventory divided by 12 month rolling COGS.
(5)	Net of closures.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA represents earnings/loss from continuing operations before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management evaluates our business, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Thirteen Weeks Ended July 3, 2010	Thirteen Weeks Ended July 4, 2009	Twenty-Six Weeks Ended July 3, 2010	Twenty-Six Weeks Ended July 4, 2009
Net loss	$(10,188)	$(12,522)	(18,690)	(24,010)
Loss from discontinued operations, net of income taxes	38	4,081	294	5,623
Benefit from income taxes	(5,621)	(7,050)	(10,298)	(14,144)
Interest expense, net - excluding amortization of deferred financing fees	21,612	19,755	45,185	40,312
Amortization of deferred financing fees	1,039	1,533	2,074	2,655
Depreciation	6,380	6,717	12,888	13,479
Amortization	3,054	3,409	6,215	6,817

EBITDA from continuing operations	16,314	15,923	37,668	30,732
Equity-based compensation (a)	186	209	515	411
MDP advisory fees	375	375	750	750
Purchase accounting (b)	362	379	671	789
Restructuring (c)	29	227	829	975
Realized losses on foreign currency (d)	574	587	431	2,059

Adjusted EBITDA	$17,840	$17,700	40,864	35,716

(a)	Non-cash charges related to equity-based compensation.
(b)	Represents purchase accounting adjustments as a result of the Merger in 2007.
(c)	Includes costs associated with employee severance, lease related terminations and other costs associated with the restructuring of the business.
(d)	Represents transaction losses on settlements of our intercompany receivable with our foreign subsidiary and transaction losses from foreign vendors and customers.